Lake Shore Bancorp, Inc. Announces
Third Quarter Dividend

DUNKIRK, N.Y. — October 26, 2012 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced that the Company’s Board of Directors approved a $0.04 cash dividend on its common stock, payable on November 20, 2012, to shareholders of record as of November 6, 2012.  Based on the Company’s closing stock price of $10.22 on October 25, 2012, the implied dividend yield for the Company’s common stock is currently 2.45%.

Lake Shore, MHC (the “MHC”) which holds 3,636,875 shares, or 61.2% of the Company’s total outstanding stock, will not waive receipt of the dividend payment as it has in past quarters because of the Federal Reserve Board’s interim final regulation which requires the prior approval of a majority of the eligible votes of the MHC’s members (depositors) for the MHC to waive the receipt of dividends.  Due to the significant time that would be required to obtain the member vote required by the Federal Reserve Board’s regulation, the Board of Directors of the MHC has determined not to pursue such a vote in connection with this dividend. Without the dividend waiver, the Company must pay a dividend at the same rate on the shares that are held by the MHC as it does for public shareholders.  Because of the increased number of shares that must receive the dividend payout, the Company has approved payment of this quarterly dividend at the amount of $0.04 per share.

“The reduction in the dividend by the Company’s Board of Directors is not a result of our earnings performance or due to any capital needs or operational issues,” noted Daniel P. Reininga, President and Chief Executive Officer of the Company. “The Company’s Board decided to reduce the dividend in order to reduce the total amount of cash that would be paid to the MHC, as well as the tax on such cash.  The MHC Board continues to evaluate alternatives regarding the implementation of the dividend waiver under the Federal Reserve Board’s proposed rules.”

Mr. Reininga added that “In order to provide continued returns to its shareholders, the Company’s Board of Directors has authorized management to resume purchasing shares of common stock in the open market pursuant to its stock repurchase plan adopted and announced during November 2010, subject to market conditions.” He noted that “This dividend, along with our intention to re-initiate the stock repurchase program reflects two initiatives of the Company to return value to its shareholders.”  The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital.

Company Profile

Lake Shore Bancorp, Inc. (Nasdaq:LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York. The Company had total assets of $492 million and total deposits of $385 million as of June 30, 2012. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Orchard Park, East Amherst, Kenmore, Depew and Hamburg, offering a broad array of retail and commercial lending and deposit services.  The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Lake Shore Bancorp, Inc.	Investor/Media Contact:
31 East Fourth Street	Rachel A. Foley
Dunkirk, New York 14048	Chief Financial Officer
(716) 366-4070 ext. 1220